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                                                                    EXHIBIT 10.1









                        STOCK PURCHASE AND SALE AGREEMENT


                                 BY AND BETWEEN


                               HS RESOURCES, INC.

                                    "SELLER"


                                       AND


                         UNIVERSAL RESOURCES CORPORATION

                                     "BUYER"



                               DATED JULY 27, 1998


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                                TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS    .........................................................................................1
   Section 1.01          Defined Terms............................................................................1
   Section 1.02          References and Titles....................................................................9
ARTICLE 2 PURCHASE AND SALE.......................................................................................9
   Section 2.01          Purchase and Sale of HSRTW Common Shares.................................................9
   Section 2.02          Adjustments to Purchase Price.  ........................................................10
   Section 2.03          The Closing. ...........................................................................11
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER...............................................................11
   Section 3.01          Organization............................................................................11
   Section 3.02          Partnerships and LLCs...................................................................11
   Section 3.03          Authority and Enforceability............................................................11
   Section 3.04          No Violations...........................................................................12
   Section 3.05          Consents and Approvals..................................................................12
   Section 3.06          Capital Structure.......................................................................13
   Section 3.07          No Undisclosed Liabilities..............................................................13
   Section 3.08          Brokers.................................................................................14
   Section 3.09          Seller's Balance Sheet..................................................................14
   Section 3.10          Absence of Certain Changes or Events....................................................14
   Section 3.11          Compliance with Laws, Material Agreements and Permits...................................15
   Section 3.12          Governmental Regulation.................................................................16
   Section 3.13          Litigation..............................................................................16
   Section 3.14          No Restrictions.........................................................................16
   Section 3.15          Tax Audits and Settlements..............................................................16
   Section 3.16          Taxes...................................................................................16
   Section 3.17          Employee Benefit Plans..................................................................17
   Section 3.18          Payment Contracts and Benefits..........................................................17
   Section 3.19          Accounts Receivable.....................................................................17
   Section 3.20          Insurance...............................................................................17
   Section 3.21          Office and Other Equipment..............................................................18
   Section 3.22          Title to Assets.........................................................................18
   Section 3.23          Oil and Gas Operations..................................................................18
   Section 3.24          Hydrocarbon Sales Agreements............................................................18
   Section 3.25          Environmental Matters...................................................................19
   Section 3.26          Royalties...............................................................................19
   Section 3.27          Securities Matters......................................................................20
   Section 3.28          Representations and Warranties Exclusive................................................20
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER................................................................20
   Section 4.01          Organization............................................................................20
   Section 4.02          Authority and Enforceability............................................................20
   Section 4.03          No Violations...........................................................................20
   Section 4.04          Consents and Approvals..................................................................21

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
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   Section 4.05          Governmental Regulation.................................................................21
   Section 4.06          Litigation..............................................................................21
   Section 4.07          Funding.................................................................................21
   Section 4.08          Brokers.................................................................................21
   Section 4.09          Held for Investment.....................................................................21
   Section 4.10          Buyer's Investigation; Sophisticated Buyer..............................................22
   Section 4.11          Absence of Certain Changes and Events...................................................22
   Section 4.12          Compliance with Law.....................................................................22
   Section 4.13          No Undisclosed Liabilities..............................................................22
ARTICLE 5 COVENANTS      ........................................................................................22
   Section 5.01          Conduct of Business by Seller Pending Closing...........................................22
   Section 5.02          Access to Assets, Personnel and Information.............................................25
   Section 5.03          Additional Arrangements.................................................................26
   Section 5.04          Public Announcements....................................................................26
   Section 5.05          Payment of Expenses.....................................................................26
   Section 5.06          Operations..............................................................................26
   Section 5.07          Adjustments to the Financial Statements.................................................27
   Section 5.08          Tax Matters.............................................................................29
   Section 5.09          HSRTW Name Change.......................................................................30
   Section 5.10          Signs...................................................................................31
   Section 5.11          Horizon Dissolution.....................................................................31
   Section 5.12          Section 29 Wells........................................................................31
   Section 5.13          Office Lease............................................................................31
ARTICLE 6 TITLE AND ENVIRONMENTAL MATTERS........................................................................31
   Section 6.01          Title Defect Adjustments................................................................31
   Section 6.02          Environmental Defect Adjustments........................................................35
   Section 6.03          Casualty Loss...........................................................................35
ARTICLE 7 CONDITIONS     ........................................................................................36
   Section 7.01          Conditions to Each Party's Obligation to Effect the Transaction.........................36
   Section 7.02          Conditions to Obligations of Buyer.:....................................................36
   Section 7.03          Conditions to Obligations of Seller.....................................................37
ARTICLE 8 CLOSING        ........................................................................................37
   Section 8.01          Closing Obligations.....................................................................37
ARTICLE 9 POST-CLOSING GAS IMBALANCE.............................................................................38
   Section 9.01          Gas Balancing...........................................................................38
ARTICLE 10 TERMINATION   ........................................................................................39
   Section 10.01         Termination Rights......................................................................39
   Section 10.02         Effect of Termination...................................................................40
ARTICLE 11 INDEMNIFICATION AND ASSUMPTION........................................................................41
   Section 11.01         Survival of Representations and Warranties..............................................41
   Section 11.02         Limited Indemnification By Seller.......................................................41
   Section 11.03         Indemnification by Buyer and HSRTW......................................................44
   Section 11.04         Matters Involving Third Parties.........................................................44
   Section 11.05         Determination of Adverse Consequences...................................................45
   Section 11.06         Application of Article 11...............................................................45


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ARTICLE 12 MISCELLANEOUS ........................................................................................46
   Section 12.01         Amendment...............................................................................46
   Section 12.02         Notices.................................................................................46
   Section 12.03         Counterparts............................................................................46
   Section 12.04         Entire Agreement; No Third Party Beneficiaries..........................................46
   Section 12.05         Applicable Law..........................................................................46
   Section 12.06         No Remedy in Certain Circumstances......................................................46
   Section 12.07         Assignment..............................................................................47
   Section 12.08         Waivers.................................................................................47
   Section 12.09         Confidentiality Agreement...............................................................47
   Section 12.10         Incorporation...........................................................................47
   Section 12.11         Waiver of Jury Trial....................................................................47
   Section 12.12         Jurisdiction and Venue..................................................................47
   Section 12.13         Damage Waiver...........................................................................48
   Section 12.14         Legal Fees..............................................................................48
   Section 12.15         Further Assurances......................................................................48
   Section 12.16         Transaction Deductible..................................................................48
   Section 12.17         Transition..............................................................................48


SCHEDULES

Schedule 1.01(a)         Allocated Values
Schedule 3.19-A          Accounts Receivable HSRTW
Schedule 3.19-B          Accounts Receivable Horizon
Schedule 3.21-A          Excluded Assets
Schedule 3-21-B          Field Equipment
Schedule 5.08(d)         Tax Agreement
Schedule 5.12            Section 29 Wells
Schedule 9.01            Gas Balancing

Disclosure Schedule


EXHIBITS

Exhibit A                Form of Opinions of Counsel
Exhibit B                Escrow Agreement

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                        STOCK PURCHASE AND SALE AGREEMENT




         This Stock Purchase and Sale Agreement (the "Agreement") is made and entered into as of the 27th day of July, 1998, by and between Universal Resources Corporation ("Buyer"), a Texas corporation, and HS Resources, Inc. ("HS Resources, Inc." or "Seller"), a Delaware corporation.

         HSRTW, Inc. ("HSRTW"), a Delaware corporation, is a wholly owned subsidiary of Seller. All of the issued and outstanding shares of capital stock of HSRTW are owned by Seller. Buyer wishes to purchase from Seller all of the capital stock of HSRTW on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the parties to this Agreement hereby agree as follows:

                              ARTICLE 1 DEFINITIONS

         SECTION 1.01 DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given in this Section 1.01 or in the Sections referred to below:

         "Accounting Arbitrator" has the meaning specified in Section 5.07(c).

         "Act" means the Securities Act of 1933, as amended.

         "Adverse Consequences" means all actions, awards, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

         "Agreement" means this Stock Purchase and Sale Agreement, including all exhibits and schedules, the Disclosure Schedule and any other schedules and similar attachments, as amended, supplemented or modified from time to time.

         "Allocated Values" means the allocation of values shown on Schedule 1.01(a).

         "Applicable Rate" means the London Interbank Offered Rate for three-
(3) month loans as published in The Wall Street Journal, as such rate may be adjusted from time to time plus 0.5%.


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         "Arkoma" means Arkoma Resources, L.L.C.

         "Bank Consent" means the full consent of Seller's lenders under its senior credit facility to the transaction contemplated by this Agreement.

         "Buyer" means Universal Resources Corporation.

         "Buyer Indemnitees" has the meaning specified in Section 11.02.

         "Buyer's Projected Costs" means the costs and expenses associated with the maintenance, exploration, development, operation and abandonment of a well or unit assuming that all projected wells and units listed in Schedule 1.01(a) are drilled and developed and that all wells and units listed in Schedule 1.01(a) commence and/or continue to produce Hydrocarbons for the time period necessary for Buyer to realize the present value for such wells or units as set forth in Schedule 1.01(a) (assuming that such present value was determined with a discount factor of 10% compounded annually).

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

         "Cleanup" has the meaning specified in Section 11.02(b)(ii)(1).

         "Closing" means the consummation of the transaction contemplated by this Agreement.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" means the Confidentiality Agreement dated June 12, 1998, between Seller and Buyer relating to Seller's furnishing of information to Buyer and Buyer's furnishing of information to Seller in connection with Buyer's and Seller's evaluation of the possibility of the transaction.

         "Credit Adjustment" has the meaning specified in Section 6.01(h).

         "DGCL" means the Delaware General Corporation Law.

         "Defect Amount" has the meaning specified in Section 6.01(c).

         "Defect Threshold" means the $10,000 amounts referred to in Sections 3.25, 6.01(a) and 6.02(a).

         "Defensible Title" means such right, title and interest that is held directly or indirectly by HSRTW or for the benefit of HSRTW, including the interests of HSRTW in Roden, Arkoma and Horizon, in the Ownership Interests that, except for and subject to the Permitted Encumbrances: (i) entitles HSRTW to receive as to each Ownership Interest set forth in Schedule 1.01(a), not

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less than the "NRI" set forth in Schedule 1.01(a) in the oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from such Ownership Interests, as to its presently producing formations if currently productive or as to undeveloped Ownership Interests, the projected or anticipated productive formations; (ii) obligates HSRTW to bear costs and expenses relating to the maintenance, development and operation of any such Ownership Interest in an amount not greater than the "Working Interest" set forth in Schedule 1.01(a), as to its presently producing formations if currently productive or as to undeveloped Ownership Interests, the projected or anticipated productive formations, without a proportionate increase in the NRI, and (iii) is free and clear of liens and material encumbrances and defects. HSRTW's title to an Ownership Interest shall be presumed to be Defensible Title, unless Buyer can show through actual evidence (rather than a mere assertion that documents are missing from Seller's records) submitted with a Title Defect notice pursuant to
Section 6.01(b) that HSRTW's title to an affected lease or well has failed or that such Ownership Interest is subject to a Lien (except for Permitted Encumbrances) that would create a material diminution in value in such Ownership Interest.

         "Disclosure Schedule" means the Disclosure Schedule attached hereto and any documents listed on such Disclosure Schedule.

         "Draco" means Draco Petroleum, Inc., an Oklahoma corporation and a wholly-owned subsidiary of HSRTW, Inc.

         "Earnest Money" shall have the meaning specified in Section 2.01(b)(i).

         "Effective Date Balance Sheet" has the meaning specified in Section 5.07(b).

         "Effective Time" means September 1, 1998, at 7:00 a.m. at the location of the Oil and Gas Interests.

         "Environmental Defect" means any circumstance or condition that would constitute a breach of Seller's warranty and representation set forth in Section
3.25 without regard to Seller's Knowledge, but taking into account the standards set forth in Section 11.02(b)(v).

         "Environmental Law" means any federal, state, or local statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date of this Agreement or at a previous time applicable to Seller's operations relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; (c) occupational health and safety; or (d) otherwise relating to the pollution of the environment, solid waste handling, treatment or disposal, or operation or reclamation of oil and gas operations or mines.

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         "Escrow Agreement" means the agreement specified in Section 2.01(b)(i), a copy of which is attached hereto as Exhibit B.

         "Estimated Effective Date Balance Sheet" has the meaning specified in
Section 5.07(a).

         "Excess Amount" has the meaning specified in Section 11.02(b)(ii)(1).

         "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

         "Governmental Action" means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

         "Governmental Authority" means any national, state, county or municipal government, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over Seller, HSRTW, Buyer or any of their respective properties or assets.

         "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA or (b) any "hazardous waste" as defined by the Resource Conservation and Recovery Act, as amended.

         "Horizon" means Horizon Gas Partners, L.P., a Delaware limited partnership.

         "HSES" means HS Energy Services, Inc., an Oklahoma corporation.

         "HSRTW Common Stock" means the common stock, par value $.001 per share, of HSRTW, Inc.

         "Hydrocarbon Sales Agreement" means any sales agreement, purchase contract or marketing agreement that is currently in effect and under which HSRTW is a seller of Hydrocarbons (other than "spot" sales agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on thirty (30) days' notice or less, and which provide for a price not less than the market value price that would be received pursuant to an arm's length contract for the same term with an unaffiliated third-party purchaser).

         "Hydrocarbons" means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

         "Indemnified Party" has the meaning specified in Section 11.04(a).

         "Indemnifying Party" has the meaning specified in Section 11.04(a).

         "Knowledge", unless otherwise defined in this Agreement, means, with respect to a Party hereto, the actual knowledge, without independent investigation, of any officer or manager of

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such entity in charge of a discrete business area or function having responsibility for the referenced matter.

          "LLC" means an entity formed as a Limited Liability Company under the Code and applicable state law.

         "Lien" means any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, right of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

         "Material Adverse Effect" means (a) when used with respect to Seller or HSRTW, as the case may be, a result or consequence that would materially adversely affect the financial condition, results of operations or business of Seller or HSRTW or the aggregate value of its assets, would materially impair the ability of Seller or HSRTW to own, hold, develop and operate their assets, or would materially impair Seller's or HSRTW's ability to perform its obligations hereunder or consummate the transactions contemplated hereby; and
(b) when used with respect to Buyer, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of Buyer or the aggregate value of its assets, would materially impair the ability of Buyer to own, hold, develop and operate its assets, or would impair Buyer's ability to perform its respective obligations hereunder or consummate the transactions contemplated hereby.

         "NRI" means Net Revenue Interest.

         "Oil and Gas Interest(s)" means (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other nonworking interests and nonoperating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights-of-way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. References in this Agreement to the "Oil and Gas Interests," "Oil and Gas Interests of Seller" or "Seller's Oil and Gas Interests" mean the collective Oil and Gas Interests of HSRTW held directly, indirectly or for the benefit of HSRTW.

         "Opinions of Counsel" means the opinions substantially in the form attached as Exhibit A.

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         "Ownership Interest" means each interest as separately identified by line item for the oil and gas wells and/or undeveloped locations, as set forth on Schedule 1.01(a).

         "Ownership Period" has the meaning specified in Section 3.26.

         "Permits" has the meaning specified in Section 3.11.

         "Permitted Encumbrances" means (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings and if HSRTW shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP, whether reserves are set aside or not, which would not, individually or in the aggregate, result in a Material Adverse Effect on HSRTW;
(b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date of this Agreement and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, if HSRTW shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP, whether reserves are set aside or not, which would not, individually or in the aggregate, result in a Material Adverse Effect on HSRTW; (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance and other social security legislation (other than ERISA) which would not, individually or in the aggregate, result in a Material Adverse Effect on HSRTW; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not materially impairing the value of the assets of HSRTW or materially interfering with the ordinary conduct of the business of HSRTW or rights to any of their assets; (f) Liens arising pursuant to statute (or similar Liens created or arising by operation of law) to secure a party's obligations as a purchaser of oil and gas;
(g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, the Oil and Gas Interests entered into in the ordinary course of business and not in violation of Section 5.0l(c), provided the effect thereof on the WI and NRI of Seller has been properly reflected in the Ownership Interests; (i) any defects, irregularities or deficiencies in title to easements, rights-of-way or other surface use agreements that do not materially adversely affect the value of any asset of HSRTW; (j) preferential rights to purchase and Third Party Consents, including a consent required to commence a waterflood or similar enhanced recovery project necessary to achieve the value stated for a property on
Schedule 1.01(a); (k) rights reserved to or vested in any municipality or governmental, tribal,

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
statutory or public authority to control or regulate any of the Ownership Interests in any manner, and all applicable laws, rules and orders of governmental and tribal authority; and (l) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Ownership Interests (including, without limitation, liens of operators relating to obligations not yet due or pursuant to which HSRTW is not in default) that do not (or would not upon foreclosure or other enforcement) reduce the NRI set forth in Schedule 1.01(a), nor prevent the receipt of proceeds of production therefrom, nor increase the share of costs above the working interest set forth in Schedule 1.01(a), nor are such as materially to interfere with or detract from the ownership, operation, value or use of the Ownership Interests; such defects include, without limitation:

                            (a) as to producing Oil and Gas Interests, those which have not prevented the receipt of production proceeds by HSRTW or its predecessors in title without suspense by a production purchaser and as to which no challenge to title has been raised on the basis of such defect, so long as it can reasonably be concluded either that such challenge is unlikely or that such challenge would be unsuccessful by reason of statutes of limitation, waiver, estoppel or other defenses;

                            (b) those defects customarily considered as advisory or waivable as a matter of prudent business judgment;

                            (c) those in the nature of customary defects expected to be encountered in the area involved and customarily acceptable to Seller, Buyer or other prudent operators and interest owners in the area, including, without limitation, defects that have been cured by possession under applicable statutes of limitation, defects in the early chain of title such as failure to recite marital status in documents, omission of heirship or succession proceedings, lack of survey and failure to record releases of liens, production payments or mortgages that have expired of their own terms or which through the passage of time or statute are no longer enforceable or other defects that either as a practical matter have not resulted or are not likely to result in claims that will materially adversely affect HSRTW's title or are considered waivable under local bar association-approved title standards or customary title practices in the area; or

                            (d) those included in an attorney's title opinion or that are otherwise evident from an examination of the records of Seller that have existed for seven (7) years as of the date of this Agreement and for which no claim has been asserted in writing to Seller or its predecessors in title during said seven- (7) year period.

         "Person" means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

         "Phase I Environmental Audit" means an assessment of HSRTW's compliance with Environmental Laws relative to the Ownership Interests consisting of examination of HSRTW's files and public documents, interviews of personnel and former personnel of HSRTW and of

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
other appropriate persons, visual inspection of the Ownership Interests, and NORM and asbestos surveys. The foregoing definitions shall not include or authorize any soil borings or laboratory analysis of soil or groundwater samples on or from the Ownership Interests.

         "Preliminary Purchase Price" has the meaning specified in Section 8.01(a).

         "Purchase Price" means the amount shown in Section 2.01(b).

         "Representative" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of HSRTW or Buyer, respectively.

         "Roden" means Roden Participants, Ltd., a Texas limited partnership.

         "Section 29 Wells" has the meaning specified in Section 5.12.

         "Seller Balance Sheet" means the unaudited balance sheet of HSRTW and its subsidiaries as of March 31, 1998.

         "Seller Indemnitees" has the meaning specified in Section 11.02(b)(ii)(1).

         "Tax Agreement" has the meaning specified in Section 5.08(d).

         "Tax Returns" has the meaning specified in Section 3.16(a).

         "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report.

         "Third Party Claim" has the meaning specified in Section 11.04(a).

         "Third Party Consent" means the consent or approval of any Person other than Seller, Buyer or any Governmental Authority.

         "Title Arbitrator" has the meaning specified in Section 6.01(e).

         "Title Defect" shall mean any material encumbrance or defect in HSRTW's, Horizon's, Roden's or Arkoma's title to the Oil and Gas Interests (expressly excluding Permitted Encumbrances), that renders HSRTW's, Horizon's, Roden's or Arkoma's title to such Oil and Gas Interest less than Defensible Title.

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
         "Transaction Deductible" has the meaning specified in Section 12.16.

         "Transition Period" has the meaning specified in Section 12.17.

         "Trustee Release" means the full release by Harris Trust and Savings Bank under the Seller's Indentures dated December 1, 1993, and November 27, 1996, as amended, of the Subsidiary Guarantees described in such Indentures.

         "WI" means Working Interest.

         SECTION 1.02 REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Article, Section, subsection or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

                           ARTICLE 2 PURCHASE AND SALE

         SECTION 2.01        PURCHASE AND SALE OF HSRTW COMMON SHARES.

                  (a) Basic Transaction. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, assign and deliver to Buyer, all of the HSRTW Common Stock for the consideration specified below in this Article 2.

                  (b) Purchase Price. Buyer shall pay to Seller $157,539,511 (the "Purchase Price") by wire transfer of immediately available United States funds to a designated account or accounts of Seller, subject to adjustment as set forth in this Agreement, as follows:

                           (i) 10% of the Purchase Price representing an earnest
                  money deposit and payable by wire transfer upon execution of this Agreement to Davis, Graham & Stubbs LLP as escrow agent for the parties hereto, to be deposited into an interest bearing account, such escrow arrangement to be governed by the Escrow Agreement entered into contemporaneously herewith ("Earnest Money"); and

                           (ii) the balance of the Purchase Price (after
                  deducting the original principal amount of the Earnest Money but not interest or other earning thereon), as adjusted pursuant to Section 2.02 and Article 11, payable at Closing, subject to any post-closing adjustments as provided herein.

         SECTION 2.02 ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be adjusted as follows:

                  (a) increased or decreased as set forth in Section 5.07;

                  (b) in the event Closing does not occur on September 1, 1998, increased by actual direct costs incurred by Seller or HSRTW (but not to exceed $350,000 per month and not to duplicate any costs otherwise charged to or borne by Buyer hereunder) for general and administrative expenses associated with the Seller's Tulsa Office for the period after the Effective Time up to the Closing Date, such maximum amount to be prorated for any partial month after the Effective Time if Closing does not occur on the last day of a month;

                  (c) decreased for Title Defects as set forth in Article 6 and breaches of the representations and warranties set forth in Section
         3.25 as determined in Article 11;

                  (d) increased or decreased as set forth in Section 9.01 regarding gas imbalances for Oil and Gas Interests;

                  (e) decreased for the amounts in "suspense accounts" maintained by Seller attributable to the Oil and Gas Interests to the extent such matters are not included in the adjustment made under (a) above;

                  (f) increased (i) by the amount of actual capital expenses made relating to the Hall B #6-34, Whitener #1-47, Ramp #1-50, and the Mannering #2 wells (wells committed to but not yet drilled as of the date of this Agreement); (ii) by the amount of actual capital expenditures made relating to Oil and Gas Interests between the date hereof and the Effective Time if authorized pursuant to Section 5.01 hereof other than those specified in (i); and (iii) by an additional $317,000;

                  (g) increased or decreased for ad valorem, real and personal property taxes as provided in Section 5.08(a) to the extent such matters are not included in the adjustment made under (a) above;

                  (h) if the Closing occurs after September 1, 1998, increased by interest at the Applicable Rate on the Purchase Price less the Earnest Money for the period of time between the Effective Date and the Closing Date;

                  (i) decreased by $152,000 for the exclusion of properties from the Oil and Gas Interests as provided in Section 9.01(b);

                  (j) any other amounts as agreed to between Seller and Buyer.

         SECTION 2.03 THE CLOSING. The Closing of the transactions contemplated by this Agreement shall take place at the offices of Seller in Denver, Colorado, commencing at 9:00 a.m. local time on September 1, 1998, or such other time or place as Buyer and Seller may mutually determine.

               ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

         SECTION 3.01 ORGANIZATION. HSRTW (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect). Copies of the articles of incorporation and by-laws of HSRTW have heretofore been delivered to Buyer, and such copies are accurate and complete as of the date of this Agreement. HSRTW has no corporate subsidiaries other than Draco and HSES.

         SECTION 3.02 PARTNERSHIPS AND LLCS. Seller owns the limited partner interest in Horizon. The only other partner to Horizon is Horizon Natural Resources, Inc., the general partner. Seller and Horizon Natural Resources, Inc. have agreed that Horizon will be dissolved prior to August 31, 1998. A true and correct copy of the Partnership Agreement of Horizon has been delivered to Buyer. Draco owns a limited partner interest in Roden. To Seller's Knowledge, Roden continues to be a valid and effective limited partnership operated in accordance with the partnership agreement governing Roden. A true and correct copy of the Partnership Agreement of Roden has been delivered to Buyer. Horizon owns an equity interest in Arkoma. To Seller's Knowledge, Arkoma is a validly existing limited liability company that will automatically be dissolved upon the dissolution of Horizon prior to Closing. A true and correct copy of the Operating Agreement of Arkoma has been delivered to Buyer. HSRTW does not own any interest in any corporation other than Draco and HSES, or any LLC or general or limited partnership other than Horizon, Arkoma or Roden (other than joint venture, joint operating or ownership arrangements or tax partnerships entered into in the ordinary course of business or other partnerships that, individually or in the aggregate, are not material to the operations or business of HSRTW).

         SECTION 3.03 AUTHORITY AND ENFORCEABILITY. Seller has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller, including approval by the board of directors of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent that (a) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         SECTION 3.04 NO VIOLATIONS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Seller with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of HSRTW or Seller under, any provision of (a) the certificate or articles of incorporation or by-laws of Seller or HSRTW, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Seller or HSRTW, (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.05 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or HSRTW or any of their respective properties or assets, or (d) any provision of the partnership agreements governing Horizon and Roden or the operating agreement governing Arkoma, other than (y) in the case of clause (b) above, any such conflict, violation, default, right, loss or Lien that may arise under matters disclosed on the Disclosure Schedule, and (z) in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Seller.

         SECTION 3.05 CONSENTS AND APPROVALS. No Governmental Action from any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for the following: (a) any Governmental Action which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Seller; (b) all Governmental Action by Governmental Authorities to the extent customarily obtained subsequent to Closing; (c) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws; and (d) such filings and approvals as may be required by any pre-transaction notification, securities, corporate or other law, rule or regulation. No Third Party Consent is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (y) any such Third Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Seller, or (z) such consent, approval or waiver as set forth in the Disclosure Schedule.

         SECTION 3.06 CAPITAL STRUCTURE.

                  (a) The authorized capital stock of HSRTW consists of 1,000 shares of HSRTW Common Stock, par value $.001 per share.

                  (b) There are issued and outstanding 1,000 shares of HSRTW Common Stock. No shares of HSRTW Common Stock are held by HSRTW as treasury stock.

                  (c) All outstanding shares of HSRTW Common Stock are owned by Seller. Except as set forth in (b) above there are outstanding (i) no shares of capital stock or other voting securities of HSRTW, (ii) no securities of HSRTW or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of HSRTW, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which Seller is a party or by which it is bound obligating Seller or HSRTW to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of HSRTW (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of HSRTW) or obligating Seller or HSRTW to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

                  (d) All outstanding shares of HSRTW capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.

                  (e) All outstanding shares of capital stock and other voting securities of Draco are owned by HSRTW, free and clear of all Liens, claims and options of any nature (except for Permitted Encumbrances). There are outstanding (i) no securities of Draco or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Draco, and (ii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which Draco is a party or by which it is bound obligating Draco to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Draco (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Draco) or obligating Draco to grant, extend or enter into any such subscription, options, warrant, call, right, commitment, understanding or agreement.

                  (f) There is no stockholder agreement, voting trust or other agreement or understanding to which Seller is a party or by which it is bound relating to the voting or transfer of any shares of the capital stock of HSRTW.

         SECTION 3.07 NO UNDISCLOSED LIABILITIES. As of the date of this Agreement, there are no liabilities of HSRTW of any kind whatsoever (including, to Seller's Knowledge, liabilities of Draco, Horizon, Arkoma and Roden), whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on HSRTW, other than (a) liabilities reflected in the Seller Balance Sheet, (b) liabilities incurred in the ordinary course of business subsequent to March 31, 1998, and (c) liabilities under this Agreement or expressly disclosed herein, including matters disclosed in the Disclosure Schedule and the exhibits attached hereto.

         SECTION 3.08 BROKERS. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Seller and for which Buyer will have any obligations or liability.

         SECTION 3.09 SELLER BALANCE SHEET. The Seller Balance Sheet fairly presents in all material respects the financial condition of HSRTW as of the date thereof, utilizing HSRTW's accounting records as prepared to be included as a part of the consolidated reporting group of Seller, and related entities, with appropriate adjustments for intercompany accounts and before giving effect to income taxes.

         SECTION 3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as otherwise set forth in the Disclosure Schedule or as contemplated by this Agreement, to the Knowledge of Seller, since March 31, 1998, through the date hereof, HSRTW has not done any of the following:

                  (a) Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

                  (b) Except for intra-Affiliate fund transfers and advances, paid or declared any dividends or distributions, purchased, redeemed, acquired or retired stock or other securities from its stockholders or other security holders;

                  (c) Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

                  (d) Amended its certificate or articles of incorporation or by-laws;

                  (e) Made any material investment in or contribution, payment, advance or loan to any Person, except for payments or transfers to Affiliates, other than in the ordinary course of business and consistent with past practices;

                  (f) Sold, transferred or leased any of its assets to, or entered into any other transactions with, any third party, other than in the ordinary course of business;

                  (g) Made any material change in any of the accounting principles followed by it or the method of applying such principles;

                  (h) Entered into any material transactions (other than this Agreement) except in the ordinary course of business and consistent with past practices;

                  (i) Accelerated, terminated, modified, or cancelled any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which HSRTW is a party, or is bound;

                  (j) Issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations involving more than $100,000 in the aggregate;

                  (k) Delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

                  (l) Cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $100,000 in the aggregate or outside the ordinary course of business;

                  (m) Issued, sold, or otherwise disposed of any of its capital stock or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (n) Made any loan to, or entered into any other transaction with, any of its directors, officers, or employees outside the ordinary course of business;

                  (o) Made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

                  (p) Made any change in tax elections or the manner taxes are reported;

                  (q) Entered into any Hydrocarbon Sales Agreement except as disclosed on the Disclosure Schedule;

                  (r) Entered into any swap, hedging or similar arrangements which remain open on the date of this Agreement except as disclosed on the Disclosure Schedule.

         SECTION 3.11 COMPLIANCE WITH LAWS, MATERIAL AGREEMENTS AND PERMITS. HSRTW is not in material violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a material violation of or default under any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority (excluding Environmental Laws). HSRTW has, or Seller on behalf of HSRTW has, obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Permits"), except for Permits under Environmental Laws and Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect. HSRTW and/or Seller on behalf of HSRTW is in compliance with the terms of such Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. No investigation or review by any Governmental Authority (excluding those under Environmental

Laws) with respect to HSRTW is pending or, to the Knowledge of Seller, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of Seller, no party to any material agreement is in material breach of the terms, provisions and conditions of such material agreement.

         SECTION 3.12 GOVERNMENTAL REGULATION. HSRTW is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

         SECTION 3.13 LITIGATION. Except as otherwise set forth in the Disclosure Schedule and except for matters involving Environmental Laws or landowner or overriding royalties (which are discussed in Sections 3.25 and 3.26), as of the date of this Agreement (a) no litigation, arbitration, investigation or other proceeding is pending or, to the Knowledge of Seller, threatened against HSRTW, its subsidiaries and partnerships or its assets which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; (b) HSRTW is not subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders); and
(c) Seller has no Knowledge of any facts that are likely to give rise to any litigation before any Governmental Authority which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on HSRTW.

         SECTION 3.14 NO RESTRICTIONS. Except as otherwise set forth in the Disclosure Schedule, HSRTW is not a party to (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital, (b) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than advances in the ordinary course of business), or (c) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

         SECTION 3.15 TAX AUDITS AND SETTLEMENTS. Except as otherwise set forth in the Disclosure Schedule, HSRTW is not a party or subject to any unresolved or incomplete tax audit settlement.

         SECTION 3.16 TAXES.

                  (a) HSRTW and any affiliated, combined or unitary group of which any such corporation is or was a member has (i) timely filed including extensions, all federal and all state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Tax Returns") required to be filed by it with respect to any Taxes, and (ii) timely paid all Taxes that are due and payable as shown on the Tax Returns (except for Taxes that are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established).

                  (b) Except as otherwise set forth in the Disclosure Schedule,
         (i) no audits or other administrative or court proceedings are presently pending with regard to any federal, state or local income or franchise Taxes for which HSRTW would be liable, and

         (ii) there are no pending requests for rulings from any taxing authority, no outstanding subpoenas or requests for information by any taxing authority with respect to any Taxes, no proposed reassessments by any taxing authority of any property owned or leased, and no agreements in effect to extend the time to file any material Tax Return or the period of limitations for the assessment or collection of any material Taxes for which HSRTW would be liable.

                  (c) Except as otherwise set forth in the Disclosure Schedule,
         (i) there are no liens on any of the assets of HSRTW for unpaid taxes, other than liens for Taxes not yet due and payable, and (ii) HSRTW has no liability under Treasury Regulation ss. 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than the affiliated group of which Seller is the common parent corporation.

                  (d) The amount of liability for unpaid Taxes of HSRTW does not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on Seller Balance Sheet.

         SECTION 3.17 EMPLOYEE BENEFIT PLANS. HSRTW does not maintain an employee benefit plan, nor does HSRTW have any fixed or contingent liability with respect to, any employee benefit, pension or other plan previously in existence that is subject to ERISA. HSRTW has no employees as of the date of this Agreement and will have no employees as of the Closing Date.

         SECTION 3.18 PAYMENT CONTRACTS AND BENEFITS. Except as otherwise set forth in the Disclosure Schedule HSRTW is not subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees or any other Person.

         SECTION 3.19 ACCOUNTS RECEIVABLE. All of the accounts, notes and loans receivable that have been recorded on the books of HSRTW as reflected in the Seller Balance Sheet and are bona fide and represent accounts, notes and loans receivable validly due for goods sold or services rendered and are reasonably expected to be collected in full within 90 days after the applicable invoice or note maturity date. Except for Permitted Encumbrances, all of such accounts, notes and loans receivable are free and clear of any and all Liens and other adverse claims and charges, and none of such accounts, notes or loans receivable is subject to any offsets or claims of offset; and none of the obligors on such accounts, notes or loans receivable has given written notice to HSRTW that it will or may refuse to pay the full amount or any portion thereof.

         SECTION 3.20 INSURANCE. Seller, for the benefit of HSRTW, maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are generally in accordance with normal industry practice for companies engaged in businesses similar to those of HSRTW and owning properties in the same general area in which HSRTW conducts its business. None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, nor has HSRTW failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as otherwise set forth in the Disclosure Schedule, (a) there are no outstanding claims under any such policies or binders relating to HSRTW; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c) there are no performance bonds outstanding with respect to HSRTW other than such bonds routinely obtained in the oil and gas industry.

         SECTION 3.21 OFFICE AND OTHER EQUIPMENT. Except for the excluded assets listed on Schedule 3.21-A, all office equipment in the Tulsa office of Seller and HSRTW as of June 24, 1998, shall be transferred to Buyer at the Closing. All field equipment listed on Schedule 3.21-B shall be transferred to Buyer at the Closing; subject to such substitutions or removals thereof that occur in the ordinary course of business. Buyer shall accept all of such property and equipment in its "as is, where is, with all faults" condition without any warranty or representation, either express or implied as to quality, merchantability, or fitness for any use whatsoever.

         SECTION 3.22 TITLE TO ASSETS. HSRTW has Defensible Title to all Oil and Gas Interests included or reflected in the Ownership Interests and all of its other assets; provided, however, as to the Oil and Gas Interests held by or through Horizon, Seller, through Horizon, has Defensible Title to a portion of such assets that is not less than 85% of the NRI and WI as set forth on Schedule 1.01(a). Adjustments to the Purchase Price for Title Defects shall be made pursuant to Article 6 and such Article is the sole remedy for all matters related to title to the Oil and Gas Interests. Nevertheless, there will be a Purchase Price adjustment for any disparities between Schedule 1.01(a) and the Horizon interest transferred to Buyer as provided in Section 6.01(d)(ix).

         SECTION 3.23 OIL AND GAS OPERATIONS. Except as otherwise set forth in the Disclosure Schedule to the Knowledge of Seller, all wells included in the Oil and Gas Interests of HSRTW have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules and regulations (excluding Environmental
Laws), except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on HSRTW.

         SECTION 3.24 HYDROCARBON SALES AGREEMENTS. The Disclosure Schedule contains a complete list of the Hydrocarbon Sales Agreements to which HSRTW is a party but excluding such Hydrocarbon Sales Agreements relating to the Oil and Gas Interests held by or through Horizon, Arkoma and Roden. Except as otherwise set forth in the Disclosure Schedule, to the Knowledge of Seller, each Hydrocarbon Sales

Agreement is valid, binding and in full force and effect, and no party is in material breach or default of any Hydrocarbon Sales Agreement, and no event has occurred that with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification or acceleration under any Hydrocarbon Sales Agreement.

         SECTION 3.25 ENVIRONMENTAL MATTERS. Except as set forth in the Disclosure Schedule and for such matters as would not reasonably be expected to have a Material Adverse Effect on HSRTW, to the Knowledge of Seller as of the time of execution of this Agreement:

                  (a) HSRTW has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

                  (b) HSRTW has not been notified by any Governmental Authority or other third party that any of the operations or assets of HSRTW is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

                  (c) HSRTW has not filed any notice under any Environmental Law indicating that (i) HSRTW is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of HSRTW, that in either case remains unresolved;

                  (d) HSRTW has no material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by HSRTW, or (ii) the storage or disposal of any Hazardous Material; and

                  (e) HSRTW has not received a claim, complaint, notice, inquiry or request for information involving any material matter which remains unresolved as of the date of this Agreement with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by HSRTW.

                   (f) For purposes of this Section 3.25 only, a matter shall be considered material only if the Adverse Consequences associated with such matter with respect to each Ownership Interest exceed $10,000.

         SECTION 3.26 ROYALTIES. HSRTW has timely and properly paid in the correct amount all landowner royalties and overriding royalty interests with respect to the production from

Ownership Interests during the period from June 16, 1996, through the date hereof (the "Ownership Period").

         SECTION 3.27 SECURITIES MATTERS. To Seller's Knowledge, there are no circumstances that have occurred during the Ownership Period constituting violations of the Securities Act of 1933 and the Securities and Exchange Act of 1934 or the rules and regulations thereunder that would be likely to give rise to Adverse Consequences that would have a Material Adverse Effect on HSRTW.

         SECTION 3.28 REPRESENTATIONS AND WARRANTIES EXCLUSIVE. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT AND THE DISCLOSURE SCHEDULE ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, THE CONFIDENTIAL OFFERING MEMORANDUM) BY SELLER OR ANY OTHER PERSON IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NO WARRANTY AND REPRESENTATION SHALL BE CONSIDERED TO COVER A SUBJECT THAT IS MORE SPECIFICALLY ADDRESSED BY ANOTHER WARRANTY AND REPRESENTATION.

                ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER

         SECTION 4.01 ORGANIZATION. Buyer (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer).

         SECTION 4.02 AUTHORITY AND ENFORCEABILITY. Buyer has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         SECTION 4.03 NO VIOLATIONS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Buyer with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Buyer under, any provision of (a) the certificate of incorporation or by-laws of Buyer, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Buyer, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer, or any of its respective properties or assets.

         SECTION 4.04 CONSENTS AND APPROVALS. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Buyer or in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby. No Third Party Consent is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 4.05 GOVERNMENTAL REGULATION. Neither Buyer nor any of its subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

         SECTION 4.06 LITIGATION. There is no litigation, proceeding or investigation pending or, to the Knowledge of Buyer, threatened against or affecting Buyer (i) that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer or in connection with the transactions contemplated hereby;
(ii) that would reasonably be expected to have a Material Adverse Effect on Buyer, or (iii) that otherwise would reasonably be expected to interfere with Buyer's ability to perform its obligations hereunder.

         SECTION 4.07 FUNDING. Buyer has available adequate liquid funds in an aggregate type and amount sufficient to pay (a) all amounts required to be paid to Seller upon consummation of the transaction contemplated hereunder, and (b) all expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby.

         SECTION 4.08 BROKERS. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Buyer and for which Seller will have any obligation or liability.

         SECTION 4.09 HELD FOR INVESTMENT. Buyer will be acquiring the HSRTW Common Stock pursuant to this Agreement for investment only and not with a view to the distribution thereof in violation of federal or state securities laws. Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or under any state securities or Blue Sky laws and must be held indefinitely unless they are subsequently registered under the Act and such state laws or an exemption from such registration is available.

         SECTION 4.10 BUYER'S INVESTIGATION; SOPHISTICATED BUYER. Prior to the Closing, Buyer shall have directly and through its Representatives, at Buyer's sole expense, in cooperation with Seller, made such investigation of HSRTW as Buyer deemed necessary or advisable, and Buyer acknowledges that it is and shall be relying solely on its own investigation and the representations and warranties contained in this Agreement and the Disclosure Schedule in deciding to proceed with the purchase of the HSRTW Common Stock. Further, Buyer expressly represents that it (i) is a sophisticated purchaser owned by or employing individuals having substantial experience in the conduct of businesses, (ii) its agents shall, prior to the Closing Date, have had the opportunity to have exercised due diligence in its examination of the affairs of the business of HSRTW, and (iii) has not relied on any representation or warranty by Seller, or its agents, officers, stockholders, or employees, in entering into this Agreement, except as may be expressly stated or provided herein and the Disclosure Schedule.

         SECTION 4.11 ABSENCE OF CERTAIN CHANGES AND EVENTS. Other than as a result of (a) events or conditions which are of a general or industry-wide nature, or (b) events or conditions pertaining to Buyer and its subsidiaries which have been disclosed in writing by Buyer to Seller since December 31, 1997, there has not been any material adverse change in the financial condition, properties or businesses of Buyer and its subsidiaries taken as a whole.

         SECTION 4.12 COMPLIANCE WITH LAW. The business of Buyer and its subsidiaries is not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either individually or in the aggregate do not and are not expected to have a Material Adverse Effect on the financial condition, properties or businesses of Buyer and its subsidiaries taken as a whole.

         SECTION 4.13 NO UNDISCLOSED LIABILITIES. There are no liabilities of Buyer of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Buyer's ability to consummate the transactions set forth in this Agreement.

                               ARTICLE 5 COVENANTS

         SECTION 5.01 CONDUCT OF BUSINESS BY SELLER PENDING CLOSING. Seller covenants and agrees with Buyer that, from the date of this Agreement until the Closing Date, HSRTW will conduct its business only in the ordinary and usual course consistent with past practices. Notwithstanding the preceding sentence, Seller covenants and agrees with Buyer that, except as specifically contemplated in this Agreement or as disclosed in the Disclosure Schedule, from the date of this Agreement until the Closing Date, without the prior written consent of
Buyer:

                  (a) HSRTW will not (i) amend its certificate or articles of incorporation or by-laws; (ii) split, combine or reclassify any of its outstanding capital stock; (iii) issue, sell or agree to issue or sell any securities, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock; (iv) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities; (v) merge or consolidate with, or transfer all or substantially all of its assets to, another corporation or other business entity; (vi) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; except that prior to Closing, HSRTW shall cause HS Energy Services, Inc. to become a wholly-owned subsidiary of Seller.

                  (b) Except for intracompany transfers or payments to Affiliates in the ordinary course of business and consistent with past practices, HSRTW will not (i) acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business); (ii) elect to participate in the drilling, workover, completion, recompletion, plugging and abandonment of any well or sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any Ownership Interest with an Allocated Value in excess of $100,000, in the aggregate, or any other assets that have a value at the time of such sale, lease, sublease, transfer or disposition in excess of $100,000, in the aggregate (except that this clause shall not apply to the sale of Hydrocarbons in the ordinary course of business
         (iii) farm-out any Ownership Interest or interest therein with an Allocated Value in excess of $25,000; (iv) make any material loans, advances or capital contributions to, or investments in, any Person (other than loans or advances in the ordinary course of business and consistent with past practices or capital contributions to Horizon, Arkoma or Roden required by the terms of the partnership agreements);
         (v) enter into any material agreement or any other agreement not terminable by HSRTW upon notice of thirty (30) days or less and without penalty or other obligation (other than Hydrocarbon Sales Agreements entered into in the ordinary course of business and consistent with past practices); or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing. Seller shall cause HSRTW to use reasonable efforts to consult with Buyer's designated Representative as to any matter covered by this Section 5.01(b).

                  (c) HSRTW will not (i) incur any indebtedness for borrowed money; (ii) incur any other obligation or liability (other than liabilities incurred in the ordinary course of business and consistent with past practices); (iii) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any Person; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                  (d) HSRTW will use its reasonable best efforts to operate, maintain and otherwise deal with its Oil and Gas Interests in accordance with good and prudent oil and gas field practices.

                  (e) HSRTW shall not resign, transfer or otherwise voluntarily relinquish any right it has as of the date of this Agreement, as operator of any Oil and Gas Interest.

                  (f) HSRTW will not (i) enter into, or otherwise become liable or obligated under or pursuant to, (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plans or arrangements or other fringe benefit plan, or (3) any consulting, employment, severance, termination or similar agreement with any Person, or amend or extend any such plan, arrangement or agreement;
         (ii) grant, or otherwise become liable for or obligated to pay, any severance or termination payments, bonuses or increases in compensation or benefits to, or forgive any indebtedness of, any employee or consultant; or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  (g) HSRTW will keep and maintain accurate books and records in the same manner as such books and records are kept and maintained currently.

                  (h) HSRTW will not create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Encumbrances incurred or created in the ordinary course of business.

                  (i) HSRTW will (1) pay all Taxes, assessments and other governmental charges imposed upon any of its assets or with respect to its franchises, business, income or assets that have become due and payable before any penalty or interest accrues thereon; (2) pay all claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of its assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (3) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of its businesses, and comply with and enforce the provisions of all material agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; provided, however, this Section 5.0l(i) shall not be violated if HSRTW incurs obligations for penalties and interest in connection with gross production tax reporting in the ordinary course of business; and provided further, that HSRTW may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any material agreement if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP or as may be determined as sufficient by Seller.

                  (j) Seller, for the benefit of HSRTW, will maintain in full force and effect the policies or binders of insurance described in
         Section 3.20.

         SECTION 5.02 ACCESS TO ASSETS, PERSONNEL AND INFORMATION.

                  (a) From the date of this Agreement until the Closing Date, Seller shall afford to Buyer and Buyer Representatives, at Buyer's sole risk and expense, reasonable full access to any of the assets, books and records, contracts, representatives, agents and facilities of HSRTW, except for such books and records of Seller relating to its corporate, tax, financial planning and analysis matters and except for such records that are privileged (other than for environmental matters which will be made available on an unrestricted basis). During such period, HSRTW or Seller will make available Buyer Representatives adequate office space and facilities as available at the office of Seller in Tulsa, Oklahoma. Seller shall cause its Representatives to use their reasonable best efforts to provide Buyer's Representatives with requested files, existing reports and other existing information.

                  (b) Buyer and Buyer Representatives shall have the right to conduct a Phase I Environmental Audit, make a physical assessment of the assets of HSRTW and, in connection therewith, shall have the right to enter and inspect such assets and all buildings and improvements thereon, and generally conduct such tests, examinations, investigations and studies, as Buyer deems necessary, desirable or appropriate for the preparation of engineering or other reports relating to such assets, their condition and the presence of Hazardous Materials. Seller shall be provided at least twenty-four (24) hours prior notice of such activities, and Seller Representatives shall have the right to witness all such tests and investigations. Buyer shall (and shall cause Buyer Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not (and will cause Buyer Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to Seller of the determination of the need for disclosure. Immediately upon its receipt thereof, Buyer shall provide Seller with an actual, correct and complete copy of all data, reports, analyses, estimates and advice Buyer acquires in connection with any examination of the Oil and Gas Interests, which information Seller shall keep confidential, and which information Seller shall return to Buyer at such time as Seller has no further potential obligations to Buyer under Section 11.02 with respect to the warranty and representation in Section 3.25. Buyer hereby releases HSRTW and Seller from any loss, liability or claim arising out of, and shall indemnify, defend and hold HSRTW and Seller and their Representatives harmless from and against, any and all losses, liabilities and claims to the extent arising out of or as a result of the activities of Buyer and Buyer Representatives on the assets of HSRTW in connection with conducting such environmental and physical assessment, except to the extent of and limited by the gross negligence or willful misconduct of HSRTW or Seller or any representative thereof.

                  (c) Buyer will maintain as confidential and will not (and will cause Buyer Representatives not to), use any information obtained pursuant to this Section 5.02 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

                  (d) Notwithstanding anything in this Section 5.02 to the contrary, (i) HSRTW or Seller shall not be obligated under the terms of this Section 5.02 to disclose to Buyer or Buyer Representatives, or grant Buyer or Buyer Representatives access to, information that is within their possession or control but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and Seller, to the extent reasonably requested by Buyer, will use reasonable commercial efforts to obtain any such consent.

         SECTION 5.03 ADDITIONAL ARRANGEMENTS. Subject to the terms and conditions herein provided, Seller and Buyer shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Seller and Buyer shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Seller and Buyer shall use its reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

         SECTION 5.04 PUBLIC ANNOUNCEMENTS. Prior to the Closing and for thirty
(30) days thereafter, Seller and Buyer will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall use diligence, restraint and good faith in attempting to accommodate the reasonable requests of the other party to limit or complete information in such press release; provided, however, the foregoing shall not prevent either party, after complying with the foregoing, from making a public disclosure it believes in good faith upon advice of counsel is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

         SECTION 5.05 PAYMENT OF EXPENSES. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         SECTION 5.06 OPERATIONS. Except as otherwise provided for in the Transition Agreement, Buyer shall, or shall cause HSRTW to, subject to the applicable terms of existing operating agreements, take over operations as of 7:00 a.m. local time at the wellsites on the day after the Closing Date, with respect to Seller operated wells included in the Oil and Gas Interests. Upon taking over operations, Buyer will, or will cause HSRTW to, post all necessary state, federal and local bonds and shall assist Seller in having Seller's existing bonds released, or in the alternative, having the wells so operated by Buyer or HSRTW released from Seller's existing bond. Seller shall use its reasonable best efforts (without the expenditure of funds or prosecution of litigation) to assist Buyer in retaining operatorship or succeeding to operatorship of the Oil and Gas Interests.

         SECTION 5.07        ADJUSTMENTS TO THE FINANCIAL STATEMENTS.

                  (a) On or before five (5) days prior to Closing, Seller shall prepare and submit to Buyer for Buyer's review and approval, an unaudited balance sheet of HSRTW (the "Estimated Effective Date Balance Sheet") current as of the close of business on August 31, 1998, and similar in form and on the same basis as the Seller Balance Sheet (prepared as of March 31, 1998) previously furnished to Buyer. The Purchase Price shall be adjusted as appropriate at Closing to reflect the positive or negative change in the Estimated Effective Date Balance Sheet from the financial position of HSRTW as reflected in the Seller Balance Sheet, but only as to the difference that the sum of "current assets", "office, transportation and other equipment" and "other assets" (for purposes of this paragraph only, this sum shall be referred to as the "Assets") as reflected on the Seller Balance Sheet exceeds the "current liabilities" (for purposes of this paragraph only, this amount shall be referred to as the "Liabilities") reflected thereon changes between the date of the Seller Balance Sheet and the date of Estimated Effective Date Balance Sheet. If the amount that the Assets exceeds the Liabilities as shown on the Seller Balance Sheet increases on the Estimated Effective Date Balance Sheet, the Purchase Price shall be adjusted upward by that amount. If the amount that the Assets exceeds the Liabilities as shown on the Seller Balance Sheet decreases on the Estimated Effective Date Balance Sheet, the Purchase Price shall be reduced by that amount.

                  (b) Within ninety (90) days following Closing, Seller shall prepare and deliver to Buyer for Buyer's review and approval, a proposed final balance sheet of HSRTW as of August 31, 1998, prepared in accordance with (a) above (the "Effective Date Balance Sheet"). Buyer shall have thirty (30) days to examine the Effective Date Balance Sheet and to assert adjustments thereto. Subject to the following paragraph, Buyer and Seller shall settle and adjust the Purchase Price in accordance with the last two sentences of (a) for all matters on which they agree, and the party owing funds to the other shall pay such funds within one hundred fifty (150) days following Closing. Matters on which the parties cannot agree shall be submitted to arbitration in accordance with (c) below.

                  (c) If the parties fail to agree on the Effective Date Balance Sheet and the appropriate adjustments to the Purchase Price to be made as a result thereof, the disputed items shall be resolved by binding arbitration submitting the same to the accounting firm of Price, Waterhouse (Denver, Colorado office) (the "Accounting Arbitrator"). The Accounting Arbitrator shall resolve disputes regarding any such adjustments within thirty (30) days of submittal by the parties of the relevant materials for review taking into account, among other things, the likelihood the disputed item will cause Buyer to not receive value bargained for under this Agreement, the length of time that the item has been treated by Seller or its predecessors in the manner Seller has asserted on the Effective Date Balance Sheet, and the industry custom and practice of treatment for the disputed item. The decision of the Accounting Arbitrator shall be final and binding on the parties and shall not be subject to appeal to a court that may have jurisdiction over disputes between the parties. The fees and expenses of the Accounting Arbitrator shall be borne equally by the parties. Any amounts owed by either party shall be paid to the other party within five (5) days of the decision of the Accounting Arbitrator.

                  (d) Subsequent to agreement as to the Effective Date Balance Sheet, Seller may receive payments for pre-Effective Time amounts owed to HSRTW for the sale of Hydrocarbons which were not reflected as a "receivable" on the Effective Date Balance Sheet. Seller shall remit to Buyer that portion of such amounts that are payable to a Third Party (such as royalty owners, other working interest owners, or taxing authorities).

                  (e) Subsequent to agreement as to the Effective Date Balance Sheet, Seller may receive an invoice for payment of money by Seller attributable to goods and services provided to HSRTW prior to the Effective Time which were not reflected as a "payable" on the Effective Date Balance Sheet. Seller shall forward such invoice to Buyer for payment and shall remit to Buyer that portion of the invoice attributable to HSRTW. Buyer shall be responsible for collecting that portion of the invoice payable by a Third Party (such as other working interest owners).

                  (f) Subsequent to agreement as to the Effective Date Balance Sheet, Buyer may receive payments for pre-Effective Time amounts owed to HSRTW for the sale of Hydrocarbons which were not reflected as a "receivable" on the Effective Date Balance Sheet. Buyer shall remit to Seller the monies received less that portion of such amounts that are payable to a Third Party (such as royalty owners, other working interest owners, or taxing authorities).

                  (g) Subsequent to agreement as to the Effective Date Balance Sheet, Buyer may receive an invoice for payment of money attributable to goods and services provided to HSRTW prior to the Effective Time which were not reflected as a "payable" on the Effective Date Balance Sheet. Buyer shall pay such invoice and Seller shall promptly pay to Buyer, after receipt of an invoice from Buyer, that portion of the invoice attributable to HSRTW. Buyer shall be responsible for collecting that portion of the invoice payable by a Third Party (such as other working interest owners).

                  (h) Seller shall be entitled to use or distribute cash received attributable to the Ownership Interests provided the distribution does not adversely affect HSRTW's ability to conduct its business in its usual and customary manner. In the event Closing does not occur on September 1, 1998, the Purchase Price shall be decreased at Closing for the cash so used by Seller subsequent to September 1, 1998, and through the Closing that is distributed to Seller from HSRTW in the form of a dividend or other distribution that is not used in the business of HSRTW, but rather for the benefit of Seller.

         SECTION 5.08 TAX MATTERS.

                  (a) Payment and Apportionment of Real Property Taxes and Personal Property Taxes. With respect to real property taxes and personal property taxes:

                      (i) Real and Personal Property Taxes. All ad valorem
                  taxes, real property taxes and personal property taxes that are based on or measured by production for the year in which the Effective Date occurs shall be apportioned as of the Effective Date between Seller and Buyer. As to all such ad valorem, real and personal property taxes, Seller shall be responsible for all taxes based on or measured by production occurring prior to the Effective Date. Buyer shall file all required reports and returns incident to such taxes and shall be responsible for all such taxes based on or measured by production occurring on and after the Effective Date. For all such real and personal property taxes, other than taxes based on or measured by oil and gas production, Seller shall be liable for the portion of such taxes based upon the number of days in the year occurring prior to the Effective Date, and Buyer shall be liable for the portion of such taxes based upon the number of days in the year occurring on and after the Effective Date. Buyer shall file all required reports and returns incident to these taxes and shall remit to the appropriate taxing authorities all taxes for the year in which the Effective Date occurs that are not paid by Seller as of the Closing Date. Seller shall pay to Buyer, at the time of Buyer's remittance, Seller's share of such taxes to the extent such amounts were not credited to Buyer in calculating adjustments in the Purchase Price in Section 2.02.

                      (ii) Liability and Right to Purchase Claims. Seller
                  shall retain liability for all adjustments, examinations or claims relating to taxes that are paid by Seller and that are allocated to Seller pursuant to this Section 5.08. Buyer shall retain liability for all adjustments, examinations or claims relating to taxes that are paid by Buyer and that are allocated to Buyer pursuant to this Section 5.08. Seller shall administer and defend any examination, claim or adjustments arising in connection with taxes to be paid by Buyer but which are allocated to Seller pursuant to this Section 5.08.

                      (iii) Other Taxes. All excise, production, severance,
                  gross receipts, conservation, oil and gas severance and other similar taxes relating to production of Hydrocarbons attributable to the Oil and Gas Interests prior to the Effective Time shall be allocated to Seller, and all such taxes relating to production on or after the Effective Time shall be allocated to Buyer. Buyer shall file any reports or returns not filed as of the Closing, and shall remit to the proper taxing authorities any such taxes allocated to Seller, but not paid as of the Closing. Seller shall pay Seller's share of such taxes at the time Buyer remits such taxes to the extent such amounts were not credited to Buyer in the Purchase Price as adjusted pursuant to Section 2.02.

                  (b) Sales Taxes. The Purchase Price does not include any sales taxes or other transfer taxes imposed in connection with the sale of the HSRTW Common Stock. Buyer shall pay any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fee, and real estate transfer stamps or taxes imposed on or related to the transfer of the HSRTW Common Stock pursuant to this Agreement including sales taxes if any arising from the election contemplated in Paragraph 2 of the Agreement as to Tax Matters. Buyer shall defend and indemnify Seller against and hold Seller harmless from any loss, liability or claim, including penalties and interest, resulting from such matters.

                  (c) Tax Proceedings. In the event Buyer receives notice of any examination, claim, adjustment or other proceeding relating to the liability for taxes for any period Seller is or may be liable under Section (a)(ii) above Buyer shall notify Seller in writing within thirty (30) days of receiving notice thereof. As to any such taxes for which Seller is or may be liable under Section (a)(ii) above Seller shall, at Seller's expense, control or settle the contest of such examination, claim adjustment or other proceeding, and shall indemnify Buyer against all losses, damages, costs, expenses, liabilities, claims, demands, penalties, fines, assessments, settlements, and any related expenses in connection therewith. In the event adjustment, or other proceeding relating to the liability for taxes for any period Buyer is or may be liable under Section (a)(ii) above Seller shall notify Buyer in writing within thirty (30) days of receiving notice thereof. As to any such taxes for which Buyer is or may be liable under Section (a)(ii) Buyer shall, at Buyer's expense, control or settle the contest of such examination, claim, adjustment, or other proceeding, and shall indemnify Seller against all losses, damages, costs, expenses, liabilities, claims, demands, penalties, fines, assessments, settlements, and any related expenses in connection therewith. The parties shall cooperate with each other and with their respective affiliates in the negotiations and settlement of any proceeding described in this Section 5.08. Each party shall provide, or cause to be provided, to the other party necessary authorizations, including powers of attorney, to control any proceeding which such party is entitled to control.

                  (d) Income Taxes. The Agreement of the Parties regarding income taxes is set forth in the Tax Agreement attached as Schedule 5.08(d).

                  (e) Adjustment. Any adjustments made pursuant to this Article shall be considered adjustments to the Purchase Price.

         SECTION 5.09 HSRTW NAME CHANGE. Upon Closing, Buyer shall immediately file the appropriate documents with the Secretary of State of Delaware and all other states where HSRTW is registered as a foreign qualification to cause the name of HSRTW to be changed so that the letters "HSR," HS Resources, HS, or HSRTW or any other similarity to the name of Seller is removed from the corporate name of HSRTW. Buyer shall not otherwise use Seller's name, HSRTW, or the letters HS, HSR or any similar name or letters for any purpose.

         SECTION 5.10 SIGNS. Within thirty (30) days of Closing, Buyer shall cause the name of Seller or any reference to Seller, to be removed from any signs located on or about any of the Oil and Gas Interests.

         SECTION 5.11 HORIZON DISSOLUTION. Prior to Closing, Seller shall cause the dissolution of Horizon and shall use its reasonable best efforts to cause the general partner of Horizon to make the distribution or assignment (provided that any assignments may not be recorded in the county records as of the day of Closing) of all of HSRTW's share of Oil and Gas Interests held by Horizon to HSRTW.

         SECTION 5.12 SECTION 29 WELLS. HSRTW entered into a Purchase and Sale Agreement dated August 9, 1996, with WestTide Investments, LLC regarding the monetization of "Section 29 tax credits" as allowed under the Code on certain qualifying wells included in the Oil and Gas Interests. These wells are listed on Schedule 5.12 to this Agreement and shall be referred to as the "Section 29 Wells." Prior to Closing, Seller shall exercise its option to repurchase the
Section 29 Wells and cause such monetization transaction to be terminated in order that HSRTW as of the Effective Date will not fail to have Defensible Title to the Section 29 Wells because of the monetization transaction; provided, however, that the option to purchase and termination may be made conditional on the Closing of the transaction contemplated by this Agreement and that the reassignment to HSRTW of the appropriate interest will be executed as part of the Closing documents and will not be recorded prior to Closing.

         SECTION 5.13 OFFICE LEASE. Prior to Closing, Seller shall cause the office lease for the Seller of its Tulsa office to be assigned into HSRTW if and to the extent permitted under the terms of the lease. At Closing, Buyer shall assume all obligations thereunder.

                    ARTICLE 6 TITLE AND ENVIRONMENTAL MATTERS

         SECTION 6.01        TITLE DEFECT ADJUSTMENTS.

                  (a) No adjustment to the Purchase Price for Title Defects shall be made unless and until, as to each Ownership Interest, the value of Title Defects exceeds $10,000 such adjustment to be further subject to the Transaction Deductible provision set forth in Section
         12.16. Each Ownership Interest set forth on Schedule 1.01(a) shall constitute a separate asset for purposes of this Article 6 and a Title Defect that pertains to more than one Ownership Interest shall be considered a separate Title Defect as to each Ownership Interest.

                  (b) Buyer shall give Seller written notice of Title Defects on or before September 15, 1998. Such notice shall be in writing and shall include: (i) a description of the Title Defect, (ii) the Allocated Value of the Ownership Interest affected by the Title Defect, (iii) the amount by which Buyer believes the Allocated Value of such Ownership Interest has been reduced because of such Title Defect and the reasoning therefor, and (iv) supporting documentation, including title opinions, title claims, or other data that evidences the Title Defect. Buyer shall be deemed to have waived all Title Defects of which Seller has not been given timely notice by Buyer and all Title Defects for which a remedy is not provided under this Article 6.

                  (c) Subject to the limitations contained in Section (a) above if an Ownership Interest is affected by a Title Defect, the Purchase Price shall be reduced by the net reduction in value of the pertinent property caused by the Title Defect (the "Defect Amount") based on the criteria listed in Section 6.01(d) as well as the likelihood that the Title Defect will cause a title failure (considering such matters as the length of time the Title Defect has existed without being subject to an adverse claim, the producing status of the property, the nature of the Defect, whether the potential claimant has executed a division order and/or received proceeds without asserting the title claim, and all of the other factors considered in connection with determining whether a matter is a Permitted Encumbrance) and also taking into account the method for attributing the Allocated Value for the relevant property, the legal and practical effect of the Title Defect or other breach, the probability of adverse impact of the Title Defect or breach of title warranty on the use and enjoyment of the property interest affected, and the predicted duration of the Title Defect or breach of title warranty over the life of the property involved. The amount of any reduction shall not exceed the Allocated Value of the Ownership Interest in question. A Purchase Price adjustment will not be made if, prior to November 15, 1998, at Seller's election: (i) the Title Defect has been cured (consistent with the standards contained herein) or (ii) for Title Defects for which there is a mere risk of title failure, Seller agrees to indemnify Buyer against all losses, costs, expenses and liabilities with respect to such Title Defect up to Allocated Value thereof.

                            (d) Without limiting Seller's right to dispute the existence of a Title Defect and subject to the factors listed in
         Section 6.01(c) that may cause the Defect Amount of a Title Defect to be less than the maximum potential economic effect of the Title Defect, the Defect Amount shall take into account the following:

                                (i) If the Title Defect relates to failure
                  of title to the entirety of HSRTW's title to an Ownership Interest, the maximum amount of the Defect Amount shall be the amount set forth as the value for that Ownership Interest in
                  Schedule 1.01(a).

                                (ii) If the Title Defect results from a lien,
                  security interest, pledge or collateral assignment upon one or more Ownership Interests (or a portion thereof) which is liquidated in amount, then the maximum amount of the Defect Amount shall be the amount necessary to remove such lien, security interest, pledge or collateral assignment from HSRTW's title to such one or more Ownership Interests (or portion thereof).

                                (iii) If the Title Defect results from HSRTW
                  having a lesser NRI in an Ownership Interest than the NRI specified therefor in Schedule 1.01(a), the maximum amount of the Defect Amount shall be equal to the product obtained by multiplying the value for that Ownership Interest in Schedule 1.01(a), by a fraction, the numerator of which is the reduced NRI and the denominator of which is the NRI specified for such Ownership Interest in Schedule 1.01(a).

                                     (iv) If the Title Defect results from HSRTW
                  having a greater WI in an Ownership Interest than the WI specified therefor in Schedule 1.01(a), the maximum amount of the Defect Amount shall be equal to the present value discounted at 10% compounded annually) of the increase in Buyer's Projected Costs with respect to such Ownership Interest for the period from and after the Effective Time which is attributable to such increase in the WI.

                                     (v) If the Title Defect results from any
                  matter not described in paragraph (i), (ii), (iii), or (iv) above, then the maximum amount of the Defect Amount shall be a portion of the value set forth for that Ownership Interest in
                  Schedule 1.01(a), said portion to be equal to the differences between the value of HSRTW's title to such Ownership Interest without such Title Defect and with such Title Defect (assuming the value without such Title Defect to be the value set forth in Schedule 1.01(a)).

                                     (vi) If a Title Defect is not effective or
                  does not affect HSRTW's title to an Ownership Interest throughout the entire productive life of such Ownership Interest, such fact shall be taken into account in determining the Defect Amount.

                                     (vii) If a Title Defect affects only a
                  portion of an Ownership Interest (as contrasted with an undivided interest in the entirety of such Ownership Interest) and a portion of the Purchase Price has not been allocated specifically to such portion of an Ownership Interest in
                  Schedule 1.01(a), then for purposes of computing the Defect Amount, the Purchase Price allocated to such Ownership Interest shall be further allocated among the portions of such Ownership Interest in a fair and reasonable manner taking into account the values set forth in Schedule 1.01(a).

                                     (viii) A Title Defect shall not result from
                  a clerical, typographical or mathematical error (including the erroneous listing of an Oil and Gas Interest set forth on
                  Schedule 1.01(a) in which HSRTW does not have an ownership interest) in the computation of HSRTW's WI or NRI as set forth in Schedule 1.01(a) and correction thereof would not be applied to the aggregate value of all Title Defects. Should such error be found, Buyer shall be entitled to a reduction in the Purchase Price based on the Allocated Value set forth on
                  Schedule 1.01(a). Such reduction in the Purchase Price shall not be subject to the Transaction Deductible provision set forth in Section 12.16.

                                     (ix) The Defect Amount for a Title Defect
                  resulting from the general partner of Horizon electing to receive a distribution in kind of its share of the Oil and Gas Interests held by Horizon, shall be determined in accordance with Section 6.01(d)(iii) above except that such reduction shall not be subject to either the

                  $10,000 amount as set forth in Section 6.01(a) above, or the Transaction Deductible provisions set forth in Section 12.16.

                  (e) To the extent Seller and Buyer can reach agreement prior to Closing under Section 6.01(c) as to any particular Title Defect, the Purchase Price shall be adjusted under Section 2.02 for such agreed-upon amounts. As to all remaining Title Defects, Seller and Buyer shall attempt in good faith to reach agreement under (c) above by November 15, 1998, and as to Title Defects for which the parties can reach agreement, any monies that are owed shall be paid by the owing party to the other party by November 25, 1998. If the Seller and Buyer are unable to agree on the extent of the adjustment to the Purchase Price relative to any Title Defect by November 15, 1998, the dispute shall be submitted to binding arbitration before a mutually agreeable arbitrator with at least ten (10) years experience in oil and gas title matters (the "Title Arbitrator"). The Title Arbitrator shall resolve the dispute within thirty (30) days of submittal of the relevant documentation by the parties. The decision of the Title Arbitrator is final and is not subject to appeal by the parties to any court that may have jurisdiction. If the decision of the Title Arbitrator requires payment of funds, the party required to pay such amounts shall pay the other party within five (5) days of the arbitrator's decision. Fees and expenses of the Title Arbitrator shall be borne equally by the parties.

                  (f) Certain of the Oil and Gas Interests, such as certain federal and Indian leases, are held in the name of Seller rather than HSRTW. At Closing, Seller shall execute an assignment of such leases to Buyer. These items shall not constitute a Title Defect as to the affected Oil and Gas Interest.

                  (g) If assignments to HSRTW of the Oil and Gas Interests held by Horizon and to which HSRTW is entitled pursuant to the Horizon Partnership Agreement have not been made as of the Closing, such failure shall not constitute a Title Defect but Seller shall use its reasonable best efforts to cause the general partner of Horizon to make and deliver such assignments in accordance with the terms of the Horizon Partnership Agreement and shall indemnify Buyer for any damages or detriment suffered by Buyer resulting from the general partner's failure to make such assignments.

                  (h) If there is any inaccuracy in Schedule 1.01(a) that results in an increase in the value of an Oil and Gas Interest, the amount of increased value (a "Credit Adjustment"), determined in a similar manner as a reduction for a Title Defect is determined, shall be a credit against any reductions to the Purchase Price for Title Defects. Credit Adjustments, if any, shall reduce Seller's obligation to make any payments to Buyer or to suffer reduction of the Purchase Price under Articles 3, 6 or 11 of this Agreement. Buyer shall promptly notify Seller of any inaccuracies it discovers in Schedule 1.01(a) that might lead to a Credit Adjustment.

         SECTION 6.02 ENVIRONMENTAL DEFECT ADJUSTMENTS.

                 (a) No adjustment to the Purchase Price for Environmental Defects shall be made unless and until, as to each Ownership Interest, the value of Environmental Defects exceeds $10,000, such adjustment to be further subject to the Transaction Deductible provision set forth in Section 12.16. Each Ownership Interest set forth on Schedule 1.01(a) shall constitute a separate asset for purposes of this Article 6 and an Environmental Defect that pertains to more than one Ownership Interest shall be considered a separate Environmental Defect as to each Ownership Interest.

                 (b) Buyer shall give Seller written notice of Environmental Defects on or before September 15, 1998. Such notice shall be in writing and shall include: (i) a description of the Environmental Defect; (ii) the Allocated Value of the Ownership Interest affected by the Environmental Defect; (iii) Buyer's good faith estimate of the costs associated with correcting the circumstance or condition to the extent required by the standards set forth in Section 11.02(b)(v); and
         (iv) supporting documentation, including all data, reports and analysis of which Buyer is aware concerning the problem. Buyer shall be deemed to have waived all breaches of Seller's warranty and representation with respect to any circumstance or condition of which Seller has Knowledge as of September 15, 1998, and for which Buyer has not provided a valid notice pursuant to this Section 6.02(b).

                 (c) Subject to the limitations contained in Section (a) above, if an Ownership Interest is affected by an Environmental Defect, the Purchase Price shall be reduced by the Excess Amount; provided, however (A) no reduction shall be made with respect to an Ownership Interest subject to an Environmental Defect if on or before Closing Seller elects any of the options set forth in Sections 11.02(b)(ii)(2) or (3) or 11.02(b)(iii), and (B) all of the provisions of Section 11.02(b)(ii)(1) shall apply with respect to any property as to which a reduction in the Purchase Price is made.

         SECTION 6.03 CASUALTY LOSS. If subsequent to the date of this Agreement and, prior to the Closing, all or any material portion of an Ownership Interest is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened, the obligations of Buyer shall remain in effect and the Purchase Price shall not be adjusted. Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Ownership Interest, and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payment from third parties arising out of the destruction, taking or pending or threatened taking. Seller shall not voluntarily compromise, settle or adjust any material amount payable by reason of any material destruction, taking or pending or threatened taking without first obtaining the written consent of Buyer.

                              ARTICLE 7 CONDITIONS

         SECTION 7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSACTION. The respective obligations of each party to effect the transaction contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of the following condition:

                  (a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction contemplated hereunder shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 5.03 and, in addition, shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

         SECTION 7.02 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to effect the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Buyer:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Seller set forth in Article 3 shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (unless by its express terms or reasonable interpretation the representation and warranty is made as of a time specific), and Seller shall have performed its covenants hereunder in all material respects to the extent such were to be performed prior to Closing and Buyer shall have received a certificate signed by the Chief Executive Officer or President of Seller to both such effects; provided, however, that the condition set forth in this
         Section 7.02(a) shall be deemed to be satisfied even if one or more of such representations and warranties are not true and correct or covenants have been breached, so long as the failure of such representations, warranties or covenants (in the aggregate) do not result in Adverse Consequences that exceed fifteen percent (15%) of the Purchase Price set forth in Section 2.01(b) (unadjusted pursuant to other provisions of this Agreement). For purposes of this Section 7.02(a) only, Adverse Consequences shall include from first dollar Defect Amounts determined as provided in Section 6.01(c) and (d), of Title Defects and breaches of Section 3.25 with respect to which notice has been given in accordance with Section 6.01(b) or Section 6.02(b) on or before five (5) business days prior to Closing. For purposes of this
         Section 7.02(a), the Transaction Deductible and Defect Threshold shall be ignored. Asserted Title Defects and Defect Amounts and asserted breaches of the representation and warranty in Section 3.25 and other asserted breaches shall be subject to Seller's objections and the factors listed in Section 6.01(c) and (d) or Section 11.02(b)(v) and shall not be included if Seller agrees either to cure the defect, exclude the relevant property or indemnify Buyer in accordance with the applicable provisions of this Agreement.

                  (b) Consents. Seller shall obtain the Bank Consent, and the Trustee Release (either or both of which may be conditioned on the consummation of the Closing and the delivery of opinions, certificates and other documents to be provided by Seller to the Bank or the Trustee).

                  (c) All opinions required to be delivered at Closing shall be in the form required by this Agreement.

                  (d) All documents required to be delivered at Closing shall be in a form in compliance with the obligations hereunder in all material respects.

         SECTION 7.03 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to effect the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Seller:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Buyer set forth in Article 4 shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (unless by its express terms or by reasonable implication the representation and warranty is made as of a specific time) and Buyer shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by the Chief Executive Officer, President or a Vice President of Buyer to both such effects.

                  (b) Consents. Seller shall obtain the Bank Consent, and the Trustee Release (either or both of which may be conditioned on the consummation of the Closing and the delivery of opinions, certificates and other documents to the Bank or the Trustee).

                  (c) All opinions required to be delivered at Closing shall be in the form required by this Agreement.

                  (d) All documents required to be delivered at Closing shall be in a form in compliance with the obligations hereunder in all material respects.

                                ARTICLE 8 CLOSING

         SECTION 8.01 CLOSING OBLIGATIONS. At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                  (a) Seller and Buyer shall execute and deliver a settlement statement, prepared in accordance with this Agreement and that shall set forth the Preliminary Purchase Price and each adjustment and the calculation of such adjustments used to determine such amount. Seller shall provide Buyer with the Preliminary Settlement Statement five (5) days prior to Closing for Buyer's review and approval. The term "Preliminary Purchase

         Price" shall mean the Purchase Price, adjusted as provided in Section 2.02, using for such adjustments the best information then available.

                  (b) Buyer shall deliver to Seller the Preliminary Purchase Price, less the principal amount of the Earnest Money by direct bank or wire transfer in immediately available United States funds to the account or accounts designated by Seller.

                  (c) Buyer and Seller shall direct Petrie Parkman & Co. to deliver the Earnest Money and all interest and other earnings thereon less escrow expenses to Seller in the manner described in (b).

                  (d) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing purchasers of production to make payment to HSRTW, if necessary, of proceeds attributable to production from the Oil and Gas Interests.

                  (e) Seller shall prepare such notices of change in operatorship for those Seller-operated wells for which Buyer or HSRTW has taken over operations as are reasonable and customary in the industry.

                  (f) Seller shall deliver to Buyer the certificates for all of the HSRTW Common Stock properly executed for assignment to Buyer.

                  (g) Seller shall deliver to Buyer resignations of the members of the board of directors and all officers of HSRTW.

                  (h) Seller and Buyer shall execute and deliver the Tax Agreement.

                  (i) Seller and Buyer shall execute and deliver the respective Opinions of Counsel.

                  (j) Seller and Buyer shall execute the Officers' Certificates required in Section 7.02(a) and Section 7.03(a) respectively.

                  (k) Seller shall deliver to Buyer the re-assignment of the
         Section 29 Wells as required in Section 5.12 of this Agreement.

                  (l) Seller shall deliver to Buyer schedules as prepared by Seller relating to wells, oil and gas leases, oil and gas equipment, and non-oil and gas assets related to the Ownership Interests of HSRTW.

                      ARTICLE 9 POST-CLOSING GAS IMBALANCE

         SECTION 9.01 GAS BALANCING.

                  (a) General. Schedule 9.01 sets forth the gas imbalance as to the Oil and Gas Interests as of the various dates set forth on the Schedule. At Closing, the Purchase

         Price shall be adjusted by such amount based on a value of $1.00 per MCF. The parties will use their best efforts to update (to the Effective Time) the volume amounts listed on Schedule 9.01 within sixty
         (60) days from the Closing Date. If the gas imbalance of an Oil and Gas Interest indicated on Schedule 9.01 changes or additional Oil and Gas Interests are added as a result of this update, the parties will make the appropriate payments to one another within ninety (90) days after Closing based on a value of $1.00 per MCF to reflect the updated imbalance volume and the resulting balancing value for the Oil and Gas Interest. If Seller and a third party operator disagree as to the amount of any imbalance, Buyer and Seller shall mutually agree to an amount. After ninety (90) days after the Closing, there shall be no further adjustment made as to gas imbalance on any of the Ownership Interests.

                  (b) Certain Wells. The State D, Jensen 1-27 and Van Vilet 1-26 wells presently held by Horizon shall be excluded from the Ownership Interests, the Purchase Price shall be reduced by the Allocated Value thereof, and Seller shall indemnify Buyer and HSRTW from any liability for such wells including gas imbalances, abandonment and reclamation. If the retention of such wells gives rise to any third party claims concerning obligations of applicable operating agreements or other governing agreements, the parties will cooperate to ensure that Buyer receives the enjoyment of ownership of the other wells and the leases subject to such agreements. The gas imbalances with respect to such wells shall be excluded from the gas imbalances referred to and adjusted for in Section 9.01(a).

                             ARTICLE 10 TERMINATION

         SECTION 10.01 TERMINATION RIGHTS. This Agreement may be terminated and the transaction contemplated hereunder may be abandoned at any time prior to the Closing Date:

                  (a) By mutual written consent of Buyer and Seller;

                  (b) By either Seller or Buyer if (i) the transaction contemplated hereunder has not been consummated by September 15, 1998 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the transaction contemplated hereunder to occur on or before such date); or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transaction and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party until such party has used all reasonable efforts to remove such injunction, order or decree);

                  (c) By Buyer if there has been a material breach of the representations and warranties made by Seller in Article 3 of this Agreement or Seller has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement (provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.01(c) unless Buyer has given Seller at least forty-eight (48) hours prior notice of such breach, Seller has failed to cure such breach within such forty-eight (48) hour period, as a result of such failure Adverse Consequences have occurred or it is reasonably foreseeable that they will occur in an amount exceeding fifteen percent (15%) of the Purchase Price set forth in Section 2.01(b), determined in the same manner as set forth in Section 7.02(a), if the Closing were to occur on the day on which Buyer gives Seller notice of such termination (this percentage being the same as and not in addition to the fifteen percent (15%) referenced in Section 7.02(a));

                  (d) By Seller if there has been a material breach of the representations and warranties made by Buyer in Article 4 of this Agreement or Buyer has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, (provided, however, that except with respect to a failure of Buyer to close, Seller shall not be entitled to terminate this Agreement pursuant to this Section 10.01(d) unless Seller has given Buyer at least forty-eight (48) hours prior notice of such breach, Buyer has failed to cure such breach within such forty-eight (48) hour period, and the condition described in Section 7.03(a) other than the provision thereof relating to the certificate signed by the chief executive officer of Buyer, would not be satisfied if the Closing were to occur on the day on which Seller gives Buyer notice of such termination;

                  (e) In the event of the termination of this Agreement by Seller in accordance with Sections (a), (b) or (d) above, Seller shall have no liability hereunder of any nature whatsoever to Buyer, including any liability for damages. If Buyer terminates this Agreement in accordance with Sections (a), (b) or (c) above, it shall have no liability hereunder of any nature whatsoever to Seller including any liability for damages and Seller and Buyer shall promptly cause the Escrow Agent to return the Earnest Money with all interest earned thereon to Buyer. If Seller terminates this Agreement in accordance with Section (d) above, Buyer and Seller shall cause the Escrow Agent to deliver to Seller the Earnest Money with all interest earned thereon as liquidated damages and not as a penalty, the parties acknowledging that actual damages would be very difficult to determine in this event.

         SECTION 10.02 EFFECT OF TERMINATION. If this Agreement is terminated by either Seller or Buyer pursuant to the provisions of Section 10.01 above, there shall be no further obligation on the part of any party hereto or its respective Affiliates, directors, officers, or stockholders except the obligations embodied in Section 10.01(e) and the obligations pursuant to the provisions of Section 5.02(b) (but only to the extent of the confidentiality and indemnification provisions contained therein), and Article 11, Sections 5.05, 12.02, 12.04, 12.05, 12.11, 12.12, 12.13, 12.14, and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any party hereto from any liability for damages incurred as a result of a breach by such party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

                    ARTICLE 11 INDEMNIFICATION AND ASSUMPTION

         SECTION 11.01       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         (a) Seller's Representations and Warranties. The representations and warranties of the Seller contained in the Sections listed below shall survive Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for the respective periods shown below:


         AGREEMENT SECTION                           SURVIVAL PERIOD
         -----------------                           ---------------

         3.22                                        to September 15, 1998

         3.07 through 3.16,
         3.18 through 3.21, and
         3.23 and 3.24                               180 days

         3.01 through 3.06 and 3.25                  one year

         3.26                                        two years

         3.17 and 3.27                               unlimited

         (b) Buyer's Representations and Warranties. The representations and warranties of the Buyer shall survive Closing (even if the Seller knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one (1) year.

         SECTION 11.02 LIMITED INDEMNIFICATION BY SELLER. If the Closing occurs, Seller shall indemnify, defend and hold harmless Buyer and HSRTW and their respective Affiliates, directors, officers, shareholders, employees, agents and representatives ("Buyer Indemnitees") from any Adverse Consequence resulting from the breach by Seller of any warranty and representation contained in
Article 3 hereof except Section 3.22, and from the breach by Seller of any of Seller's covenants hereunder; regardless in either case of the negligence or fault of Buyer Indemnitees (other than HSRTW and its Affiliates prior to the Effective Time), other than gross negligence or willful misconduct, including instances in which the Buyer Indemnitees' (other than HSRTW and its Affiliates prior to the Effective Time), negligence or fault is the sole or concurrent proximate cause of the indemnified liability. Seller's obligations under this
Section 11.02 are subject to the following conditions, corporations and limitations:

                  (a) Seller's obligation under this Article 11 for breaches of warranties and representations is strictly conditioned (with time being the essence hereof) on Buyer or HSRTW providing written notice to Seller of a claim for indemnification under this Section 11.02 prior to the end of the applicable survival period referred to in Section 11.01 above, and in the case of the warranty and representation set forth in Sections 3.25 and 3.26, is conditioned additionally upon Buyer's receipt of written notice of a Third-Party Claim based on the same facts on which the asserted breach is based having been asserted in writing against Buyer or on or before the end of the survival period applicable to such warranty and representation. As a condition to being effective, such notice must contain (i) sufficient details concerning the claim of breach so that Seller can determine the full extent and nature of the breach and (ii) reasonable evidence supporting Buyer's claim of breach as well as any and all information, documentation or evidence Buyer may have, including such information that may be contrary to the claim of breach.

                  (b) Seller's indemnity obligation under this Article 11 for breaches of representations and warranties other than the representation and warranty in Section 3.26 is subject to the Transaction Deductible provision set forth in Section 12.16. In addition, claims for breach of Seller's environmental representations and warranties contained in Section 3.25 shall be subject to the following:

                           (i) No breach shall exist with respect to any
                  environmental matter with respect to which Seller had Knowledge as of September 15, 1998.

                           (ii) Seller may elect to do any of the following
                  (singly or in any combination) to satisfy any indemnification obligation with respect to claims for breach of Section 3.25:

                                (1) Seller may tender to Buyer Seller's
                           reasonable estimate of costs for any cleanup, removal, recovery, response, restoration, corrective action or remedial action that is required in order to cure Seller's breach ("Cleanup") over the Transaction Deductible (the "Excess Amount"), with Buyer being obligated to perform such Cleanup diligently and in a workmanlike manner in accordance with the standards set forth in Section 11.02(b)(v), and with Buyer, after such tender is made, being obligated to thereafter indemnify, defend and hold harmless Seller and its respective Affiliates, directors, officers, shareholders, employees, agents and representatives ("Seller Indemnitees") for any further Adverse Consequences associated with environmental matters on the relevant property. If Buyer disputes Seller's reasonable estimate of costs, and the Parties cannot reach agreement, the matter, including the existence and value of the breach, shall be submitted to arbitration. The arbitrator shall be an environmental consulting firm with extensive experience with regard to oil and gas producing properties located in the same general area as those submitted for arbitration. Prior to Closing, the parties shall attempt to agree on the name of one
                           (1) acceptable environmental consulting firm available to act as arbitrator in the event of a dispute. If the parties cannot agree on the mutually acceptable arbitrator, the arbitrator shall be selected in accordance with the commercial rules of the American Arbitration Association.

                                    (2)     Seller may perform the Cleanup at
                           its own cost.

                                    (3) Seller may require Buyer to cause HSRTW
                           to assign the properties subject to the
                           indemnification claim to Seller, with Seller paying to HSRTW or Buyer (at Buyer's election) the Allocated Value hereunder for such assignment (net of any adjustment for net production revenue received by Buyer or HSRTW after the Effective Date), such assignment to contain a special warranty of title from HSRTW for any defects or encumbrances by, through or under Buyer or HSRTW, and with Seller thereafter indemnifying, defending and holding harmless Buyer Indemnitees for any Adverse Consequences associated with Environmental Laws on or in connection with the assigned property (except such Adverse Consequences as are caused by HSRTW or Buyer).

                           (iii) Seller's obligation to indemnify Buyer pursuant
                  to this Section 11.02, shall be fully satisfied at such time as the cumulative effect of the options elected by Seller under Section 11.02(b)(ii)(1), (2) and (3) above reduce the Excess Amount to zero.

                           (iv) Seller, in lieu of any of the remedies required
                  by Section 11.02(b)(ii) or (iii) above and provided that the delay of Cleanup or similar action on a property will not materially adversely affect the liability associated with the property, may elect to defend, indemnify and hold harmless Buyer Indemnitees from any Adverse Consequences arising in connection with the specific item with respect to which a breach of the warranty and representation exists without limitation in time.

                           (v) Seller shall not be deemed to have breached the
                  warranty and representation in Section 3.25 if the condition or circumstance giving rise to the allegation of breach meets or exceeds any one of the following standards:

                               (1) compliance with Environmental Laws as they
                           are being enforced by the applicable Governmental Authority as of the date hereof.

                               (2) compliance with Environmental Laws as
                           generally evident on Buyer's properties of a similar nature (and Buyer shall give Seller reasonable access on forty-eight (48) hours notice to examine such properties for purposes of determining this standard).

                               (3) compliance with Environmental Laws as
                           generally evident on properties of similar nature of the "Majors" in the relevant jurisdiction.

                  The value of any Adverse Consequences associated with any alleged breach shall also take into account the probability that the applicable Governmental Authority will become aware of any noncompliance (unless such noncompliance is required to be reported) and actually require compliance.

                  (c) The aggregate obligations of Seller under this Section
         11.02 shall not exceed $25,000,000 under any circumstances.

                  (d) Notwithstanding the above provisions of this Section 11.02, Seller shall indemnify, defend and hold harmless the Buyer Indemnities from any Adverse Consequences resulting from the matters set forth on the Disclosure Schedule that are indicated to be retained by Seller. This indemnity obligation shall not be subject to and shall not be included in the Transaction Deductible and shall not count toward the aggregate "cap" amount set forth in Section 11.02(c).

         SECTION 11.03 INDEMNIFICATION BY BUYER AND HSRTW. Except (a) with respect to the matters for which Seller has provided an express limited indemnification as set forth in Section 11.02, (b) Purchase Price adjustments covered by Section 2.02 and Section 5.07 and Article 9 to the extent such adjustments are provided for after Closing, (c) Title Defect adjustments covered by Article 6, and (d) tax obligations covered by the Tax Agreement and Section 5.08, from and after the Closing, Buyer and HSRTW shall assume and shall, to the fullest extent permitted by law, indemnify, defend and hold harmless Seller Indemnitees against all Adverse Consequences associated with (i) the breach by Buyer of any warranty, representation or covenant contained in this Agreement;
(ii) the business of HSRTW or operations conducted by Seller on behalf of HSRTW prior to, and after the Effective Date; regardless in either case of the negligence, or other fault of Seller Indemnitees, including instances in which the Seller Indemnitees' negligence, or other fault is the sole or concurrent proximate cause of the indemnified liability; or (iii) the matters set forth on the Disclosure Schedule that are indicated to be assumed by Buyer. Notwithstanding the foregoing, this shall not require Buyer or HSRTW to indemnify against or hold Seller Indemnitees harmless for Adverse Consequences associated with the activities of HSES.

         SECTION 11.04 MATTERS INVOLVING THIRD PARTIES.

                  (a) If any third party shall notify an indemnified party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against Seller, Buyer or HSRTW (the "Indemnifying Party") under this Article 11, the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party thereby is prejudiced.

                  (b) Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

                  (c) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with
         Section 11.04(b) above, (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and
         (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

                  (d) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with
         Section 11.04(b) above, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (ii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 11.04.

         SECTION 11.05 DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Article
11. All indemnification payments under this Article 11 shall be deemed adjustments to the Purchase Price.

         SECTION 11.06 APPLICATION OF ARTICLE 11. This Article 11 provides the sole and exclusive remedy for breaches of representations, warranties and covenants under this Agreement except:

                  (a) Accounting adjustments to the Purchase Price for normal operating revenues and expenses, as well as capital expenditures in the ordinary course of business, are handled by Sections 2.02 and 5.07.

                  (b) Indemnities with respect to tax matters including, but not limited to Section 5.08 and tax matters covered by the Tax Agreement.

                  (c) All adjustments, indemnities, and provisions with respect to Title Defects are handled exclusively by Article 6 .

                            ARTICLE 12 MISCELLANEOUS

         SECTION 12.01 AMENDMENT. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

         SECTION 12.02 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received (or, if mailed, five (5) business days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as shall be specified by like notice):

                  (a) If to Seller: HS Resources, Inc., 1999 Broadway, Suite 3600, Denver, Colorado 80202, Attention: George H. Solich, Vice President--Acquisitions & Divestitures (facsimile transmission number:
         303/296-9523), with a copy (which shall not constitute notice) to HS Resources, Inc., 1999 Broadway, Suite 3600, Denver, CO 80202,
         Attention: General Counsel (facsimile transmission number:
         303-296-9709).

                  (b) If to Buyer: Universal Resources Corporation, 180 East 100 South, Salt Lake City, Utah 84111, Attention: G.L. Nordloh, President and Chief Executive Officer (facsimile transmission number:
         801/326-2066).

         SECTION 12.03 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         SECTION 12.04 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the parties in connection with this Agreement) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns and does not confer on any other person any rights or remedies hereunder.

         SECTION 12.05 APPLICABLE LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Colorado regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 12.06 NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article 10. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section 5.03 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

         SECTION 12.07 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Buyer hereto (whether by operation of law or otherwise) without the prior written consent of Seller. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 12.08 WAIVERS. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

         SECTION 12.09 CONFIDENTIALITY AGREEMENT. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement. Any and all information received by Buyer under this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

         SECTION 12.10 INCORPORATION. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

         SECTION 12.11 WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

         SECTION 12.12 JURISDICTION AND VENUE. The Parties hereby irrevocably and unconditionally consent to submit to the non-exclusive venue and jurisdiction of the courts of the state of Colorado and of the United States of America located in Colorado for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and Buyer agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of process, summons, notice or document by U.S. registered mail shall be effective service of process for any action, suit or proceeding brought against Buyer in any such court.

         SECTION 12.13 DAMAGE WAIVER. NO PARTY SHALL BE LIABLE FOR OR BE REQUIRED TO PAY FOR OR INDEMNIFY AN INDEMNIFIED PARTY FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES SUFFERED BY THE INDEMNIFIED PARTY IN CONNECTION WITH OR IN ANY MATTER RELATING TO THIS AGREEMENT PROVIDED THIS LIMITATION SHALL NOT LIMIT ANY OBLIGATIONS OTHERWISE PROVIDED FOR HEREUNDER TO INDEMNIFY A PARTY FOR THE FOREGOING TYPE OF DAMAGES THAT MUST BE PAID TO A THIRD PARTY.

         SECTION 12.14 LEGAL FEES. The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party.

         SECTION 12.15 FURTHER ASSURANCES. After the Closing, each of the parties will execute, acknowledge, and deliver to the other such further instruments, and take such other actions as may be reasonably requested in order to more effectively assure to said party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered, or inuring to the benefit of such party and consummation of the transactions contemplated hereby.

         SECTION 12.16 TRANSACTION DEDUCTIBLE. Buyer shall not be entitled to any reduction of the Purchase Price hereunder or payments or indemnifications from Seller for Title Defects under Article 6 or indemnification for breaches of warranties, representations and covenants under Article 11 (excluding from the effect of this Section 12.16 matters (such as, but not limited to, Section 3.26) which by the express terms of other provisions in this Agreement are not affected by this Section 12.16), except to the extent the combined value of the following matters exceeds $2,000,000:

                            (a) the Defect Amount associated with Title Defects that would otherwise require an adjustment of the Purchase Price pursuant to Article 6; and

                            (b) amounts Seller would otherwise have to bear or pay to or on behalf of Buyer Indemnitees pursuant to Article 11.

The term "Transaction Deductible" means the $2,000,000 referred to above including the above provisions regarding the determination of credits against such amount.

         SECTION 12.17 TRANSITION. The parties recognize that matters involving the transition of the business of HSRTW to Buyer have not been addressed in the forgoing provisions of this Agreement. Therefore, the parties agree that as a general principle, they will cooperate with each other to accomplish an orderly transfer of the business that satisfies the reasonable needs of each party to conduct its business and satisfy its obligations corporately and under this Agreement, and allows each party to enjoy the benefits it has secured under this agreement, with the expenses for such transition generally being borne by the party or parties benefiting from the expense. This obligation shall continue for the period of time necessary to accomplish the orderly transition, but shall not continue after November 30, 1998 (the "Transition Period"). The transition shall anticipate the following obligations and conditions:

                  (a) Press Releases. Immediately upon the execution of this Agreement, Seller and Buyer shall coordinate with respect to the prompt issuance of press releases in compliance with Section 5.04 of this Agreement. The parties shall keep the execution of this Agreement and all information concerning the subject of this Agreement confidential until such press releases have been issued.

                  (b) Employee Announcement. Promptly following the issuance of press releases, Seller shall convene a meeting of its Tulsa-based employees to disclose the existence of this Agreement and to communicate the process for initial transition steps as outlined below.

                  (c) Transition Agreement. Promptly following the execution of this Agreement, the parties shall meet and endeavor in good faith to agree upon a written Transition Agreement covering in detail all of the subjects addressed in this Section 12.17 concerning transition, as well as any other subjects that may impact the orderly transition of the business of HSRTW from Seller to Buyer. Such agreement shall be completed and executed by the parties on or before August 14, 1998. As to transition matters, any conflict between this Agreement and the Transition Agreement, the terms of the Transition Agreement shall control.

                  (d) Office Lease.

                      (1) Seller shall, if permitted by the terms of the office
                  lease, transfer the office lease for such space to HSRTW on or before Closing, and Buyer shall agree to assume all liability for such lease from and after the Effective Time. If there are any restrictions or conditions on transferring the lease, Seller and Buyer shall use their reasonable best efforts to satisfy such restrictions and conditions or Seller shall sublet or make other arrangements so that Buyer can utilize the space.

                      (2) Buyer shall permit Seller to occupy so much of the
                  space for the Transition Period without charge as is necessary to allow Seller to conveniently fulfill all of its objectives and obligations discussed in this Section 12.17, and including allowing HSES to remain in that portion of the office space currently used and occupied by HSES until the end of the Transition Period or until such earlier time when HSES moves its operations to other office space. HSES shall use its best reasonable efforts to locate other office space as soon as practicable after September 1, 1998, and if HSES has not relocated by October 1, 1998, Seller shall pay a pro rata portion of the office rent attributable to the office space occupied by HSES thereafter.

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

                  (e) Personnel. Promptly after the announcement of this transaction to the Tulsa based employees of Seller, Seller shall request from each employee his/her consent to release to Buyer the employee's resume and current salary information. Seller shall not release such information to Buyer for any employee that does not consent to such release. For those consenting employees, Buyer may interview such employees upon 24 hours notice to Seller. Should Buyer wish to make an offer to that employee, Buyer shall consult with Seller prior to making such an offer, in order that Buyer and Seller may reasonably agree as to the most convenient date for which the employee would no longer be an employee of Seller and would be hired by Buyer.

                  (f) File Access. After Closing, Buyer shall provide Seller reasonable access during normal business hours to files and records that Seller reasonably needs in order to comply with its obligations under this Agreement and to respond to audits and/or litigation or arbitration proceedings. Buyer agrees to maintain the records of HSRTW for a period of seven years after Closing. If Buyer elects to destroy any such records, or any portion thereof, it shall notify Seller prior to such destruction and provide Seller with an opportunity to take possession of the same.

                  (g) Field Operations. At Closing, Buyer shall take over supervision of the field operations for the Ownership Interests. If Buyer is unable to take over such supervision, Buyer may request that Seller continue to supervise such activities.

                  (h) Marketing. Between the date of this Agreement and Closing, Buyer and Seller shall coordinate the nominations of natural gas for the month of September and shall further reasonably cooperate with one another as deemed necessary by Buyer regarding the marketing, gas control and contract administration activities necessary in order to sell Hydrocarbons from the Oil and Gas Interests after Closing.

                  (i) Land and Accounting Functions. Buyer may request that Seller after Closing continue providing land and lease administration activities, such as lease administration and division orders, and maintain all land, lease and other records, and provide associated services, pay rentals, shut-in payments and other lease payments. Buyer may request that Seller after Closing continue providing accounting functions such as royalty and other lease payments, payment of accounts payable, collection of accounts receivable, computation and payment of severance and other taxes based on production, gas balancing, and general ledger and financial reporting activities.

                  (j) Employee Contacts. Seller and Buyer shall designate certain employees to contact for the coordination of activities required in order to have an orderly transition of the business of HSRTW to Buyer.

                  (k) Transition Expenses. Buyer shall pay for the actual; direct costs incurred by Seller which are necessary or requested for the orderly transition of HSRTW to Buyer (not to exceed $350,000 per month) pursuant to the foregoing.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized Representatives, on the date first written above.

"SELLER"                                  "BUYER"


HS RESOURCES, INC.                        UNIVERSAL RESOURCES CORPORATION






By:                                       By:
   --------------------------------          ----------------------------------
      Name:  P. Michael Highum               Name:  G.L. Nordloh
      Title:  President                      Title:  President and CEO



Entrada Industries, Inc., a Utah corporation, hereby represents that it is the direct corporate parent of Universal Resources Corporation and hereby unconditionally guarantees and agrees to cause Universal Resources Corporation to timely, and fully perform each and every covenant and obligation set forth in the foregoing Stock Purchase and Sale Agreement.

ENTRADA INDUSTRIES, INC.







By:
   -----------------------------------
Name:    G.L. Nordloh
Title:   Executive Vice President
Date:    July 27, 1998




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